Exhibit 5.1

H.C. Wainwright & Co., LLC	D: +852 3656 6054
430 Park Avenue New York	E: nathan.powell@ogier.com
New York 10022	D: +852 3656 6061
E: florence.chan@ogier.com

Reference: FYC/AGC/517875.00001

7 July 2026

FST Corp. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s issuance and sale of up to US$10,400,000 of ordinary shares (the Ordinary Shares) of US$0.0001 par value each in the Company (the Offer Shares) from time to time through or to H.C. Wainwright & Co., LLC (the Agent) as sales agent or principal pursuant to the at-the-market offering agreement dated 6 July 2026 entered into by and between the Company and the Agent (the ATMO Agreement).

The Offer Shares to be issued under the ATMO Agreement will be made pursuant to the Company’s prospectus supplement dated 2 July 2026 and amended on 6 July 2026 (the Prospectus Supplement) and filed with the United States Securities and Exchange Commission (the Commission) pursuant to rule 424(b)(5) of the Securities Act of 1933, as amended, forming part of the registration statement on Form F-3 (File No. 333- 296326) which was filed with the Commission on 29 May 2026 and declared effective on 8 June 2026, including all amendments or supplements thereto (the Registration Statement).

This opinion is given in accordance with the terms of clauses 4(l) and 6(b) of the ATMO Agreement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents listed in Part A of Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier
Providing advice on British Virgin Islands,
Cayman Islands and Guernsey laws

Floor 11 Central Tower	Partners
28 Queen’s Road Central	Nicholas Plowman	Yuki Yan
Central	Nathan Powell	David Lin
Hong Kong	Anthony Oakes	Alan Wong
	Oliver Payne	Janice Chu
T +852 3656 6000	Kate Hodson	Zhao Rong Ooi
F +852 3656 6001	David Nelson	Rachel Huang**
ogier.com	Joanne Collett	Florence Chan*‡	* admitted in New Zealand
	Dennis Li	Richard Bennett**‡	** admitted in England and Wales
	Cecilia Li	James Bergstrom‡	‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company was duly incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands (the Companies Act) and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar). The Company is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company has all requisite powers under the Memorandum and Articles to :

(i)	execute and deliver the ATMO Agreement and perform its obligations and exercise its rights under them;

(ii)	own, lease and operate its properties and assets and conduct its business in accordance with the Memornadum and Articles and as described in the Registration Statement and the Prospectus Supplement; and

(iii)	consummate the issuance, offering and sale of the Offer Shares pursuant to the terms of the Documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate actions to authorise (i) the execution and delivery of the ATMO Agreement, the performance of its obligations, and the exercise ofits rights,underit,and(ii)the issuance,offering and sale ofthe Offer Shares pursuant to the terms of the Documents.

Authorised Share Capital

(d)	Based solely on our review of the Memorandum and Articles, the Company has an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each.

Due execution

(e)	The Company has duly executed the ATMO Agreement in the manner authorised in the resolutions set out in the Board Resolutions and the Memorandum and Articles.

No conflict

(f)	The execution and delivery ofthe ATMOAgreementby the Company,the performance by the Company of its obligations (including the issuance of the Offer Shares pursuant to ATMO Agreement), and the exercise by the Company of its rights, under it, do not contravene:

(i)	the Memorandum and Articles; or

(ii)	any law, regulation, order or public rule of the Cayman Islands applicable to the Company.

Issuance of Offer Shares

(g)	The Offer Shares to be issued by the Company as contemplated by the Documents have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof (being not less than the par value of the Offer Shares) in accordance with the terms set out in the Documents, the Board Resolutions and the Memorandum and Articles;

(ii)	such issuance of Offer Shares have been duly registered in the Company’s register of members as fully paid Ordinary Shares; and

(iii)	subject to the satisfaction of any conditions or requirements set forth in the Documents,

will be validly issued, fully paid and non-assessable.

(h)	The register of members of the Company is prima facie evidence of the matters that are directed or authorised to be inserted therein under Cayman Islands law and a member registered in the register of members will be deemed, as a matter of Cayman Islands law, to have prima facie legal title to those Ordinary Shares as set against its name in the register of members.

(i)	The Offer Shares will, on the date that they are issued, rank pari passu with all other existing issued Ordinary Shares, subject to the rights, privileges and restrictions set forth in the Memorandum and Articles.

(j)	The Memorandum and Articles and the Companies Act do not entitle any shareholder of the Company to any pre-emptive right or other similar rights to subscribe for the ordinary shares of the Ordinary Shares.

No approvals and consents

(k)	The Company is not required to obtain any consent, licence, approval, authorisation or exemption of any governmental or regulatory authority, agency or court in the Cayman Islands in connection with (i) the execution or delivery by the Company of the ATMO Agreement, the performance of its obligations or the exercise of its rights under it, or (ii) the issuance, offering and sale of the Offer Shares pursuant to the terms of the Documents.

Choice of law

(l)	The express choice of the laws of the jurisdiction specified in the ATMO Agreement to be the governing law of the ATMO Agreement (its Proper Law) will be recognised and applied by the courts of the Cayman Islands in any action brought in such courts in respect of the ATMO Agreement.

Enforceability

(m)	The ATMOAgreement constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Submission to jurisdiction

(n)	In each Document that contains a provision pursuant to which the Company agrees to submit to the jurisdiction of the courts specified in such provision, such submission is valid.

Enforcement of foreign judgments

(o)	Although there is no statutory enforcement in the Cayman Islands of judgments or orders obtained in foreign courts (other than certain courts of Australia and its external territories), the courts of the Cayman Islands will recognise and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment or order:

(i)	is given by a foreign court of competent jurisdiction;

(ii)	is final and conclusive;

(iii)	is not in respect of a tax, fine or other penalty;

(iv)	was not obtained by fraud; and

(v)	is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction.Subjectto these limitations,the courts ofthe Cayman Islands willrecognise and enforce a foreign judgment for a liquidated sum and may also give effect in the Cayman Islands to other kinds offoreign judgments,such as declaratory orders,orders for performance of contracts and injunctions.

Filings and recordings

(p)	It is not necessary, to ensure the validity, enforceability or admissibility in evidence of the Documents in the courts of the Cayman Islands, that any of the Documents or any other document relating to them be filed or recorded with any governmental or regulatory authority, agency or court in the Cayman Islands.

Pari passu ranking

(q)	The obligations of the Company under the ATMO Agreement rank at least pari passu with all of its other unsecured and unsubordinated indebtedness or obligations other than obligations mandatorily preferred by law.

No litigation revealed

(r)	Based solely on our investigation of the Register of Writs and confirmations in the Director’s Certificate, no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

No taxation

(s)	No taxes, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the Cayman Islands in respect of:

(i)	the execution or delivery of the Documents (provided the Documents are executed and remains outsidethe Cayman Islands),or the performance byany of the parties of their respective obligations thereunder (including the issuance, offer and sale of the Offer Shares);

(ii)	any payments made under, or pursuant to, the Documents;

(iii)	the filing of the Registration Statement and the Prospectus Supplement with the Commission; and

(iv)	subject to payment of stamp duty and any applicable court fees, the enforcement of the Documents;

The Cayman Islands haveno form of income, corporate or capital gains tax nor do they have any estate duty, inheritance tax or gift tax.

No deemed residence

(t)	None of the parties to the ATMO Agreement (other than the Company) is or will be deemed to be resident,domiciled, carrying on business or subject to tax in the Cayman Islands by reason only of the negotiation, preparation, execution, delivery, or enforcement of the ATMO Agreement.

No sovereign immunity

(u)	The Company is not entitled to claim any immunity from legal process in the Cayman Islands.

Exchange Controls

(v)	There are no foreign exchangecontrols or foreign exchange regulations in the Cayman Islands. The Company is free to acquire, hold and sell foreign currency without restrictions under the laws of the Cayman Islands.

Registration Statement and Prospectus Supplement

(w)	The statements made in the Registration Statement under the headings of”Description of Share Capital”, “Legal Matters”, “Taxation - Cayman Islands Taxation” and “Enforceability of Civil Liabilities” are correct insofar as they are summaries of or relate to Cayman Islands law. There are no Cayman Islands statutes or regulations that are required by Cayman Islands law to be described in the Registration Statement that have not been so described.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

This opinion is given for your benefit in connection with the ATMO Agreement. With the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

Ogier

SCHEDULE 1

Documents examined

Part A

The Documents

1	The ATMO Agreement.

2	The Registration Statement.

3	The Prospectus Supplement.

Part B

Corporate and other documents

1	The certificate of incorporation of the Company dated 24 November 2023 issued by the Registrar.

2	The amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 27 December 2024 and effective on 27 December 2024 (the Memorandum and Articles).

3	The certificate of good standing dated 7 July 2026 issued by the Registrar in respect of the Company (the Good Standing Certificate).

4	The register of directors and officers of the Company dated 21 January 2025 (the Register of Directors).

5	The listed shareholder list of the Company as provided to us on 6 July 2026 (the Listed Register of Members, and together with the Register of Directors, the Registers);

6	A certificate dated 7 July 2026 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate);

7	The written resolutions of the board of directors of the Company dated 26 May 2026 and 28 June 2026, respectively, approving, inter alia, the Company’s filing of the Registration Statement and issuance of the Offering Shares (the Board Resolutions).

8	The Register of Writs and Other Originating Process maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 7 July 2026 (Register of Writs).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where each Document has been provided to us in draft or undated form, each Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of the Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

7	Each of the parties to a Document other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such document and give such information.

9	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

10	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

11	One of the persons within the category of persons nominated in the resolutions set out in the Board Resolutions as authorised to execute the Documents on behalf of the Company in fact executed the Documents with the intention to bind the Company.

12	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

13	Each Document is (or will be) legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its governing law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

14	The directors of the Company at the time of passing the resolutions contained in the Board Resolutions referred to in this opinion had fully disclosed his financial interest in or other relationship with a party to the transaction approved in the relevant resolution (if any).

15	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the contents of our opinion.

Choice of law

16	The express choice in each Documentofits Proper Lawas the governing lawofthatDocument were made in good faith.

17	The express choice of its Proper Law as the governing law of each Document whose Proper Law is not Cayman Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

Enforceability

18	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its Proper Law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

19	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

20	No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised),andthe TerrorismAct(Revised) respectively).None ofthe parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by orders of His Majesty in Council.

21	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under it contravene those laws or public policies.

22	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by it or restrict the powers and authority of the Company in any way.

23	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a LegalPerson (the Relevant Interests) that are/is subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

24	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuantto the laws ofallrelevantjurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

25	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands);

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

Submission to jurisdiction

26	The submission by the Company to the jurisdiction of the courts specified in in each of the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

27	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

28	As a contractual matter under the governing law of the ATMO Agreement, the payment obligations of the Company under the ATMO Agreement are unsubordinated and the parties to the ATMO Agreement will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

29	No party to the Documents (other than the Company) will enter into those documents or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Share Issuance

30	The Company will not, from the date of this opinion, undertake any further issuance, allotment or reservation of shares, or enter into any contractual commitments to issue, allot or reserve any new shares for any purposes other than the Offer Shares required to be issued pursuant to the Documents.

31	The issue of any Offer Shares pursuant to the Documents would not result in the Company exceeding its authorised share capital; and upon such issue of any OfferShares, the Company has or will receive consideration which shall be equal to or valued to be at least the par value thereof and such issuance will be duly registered, and will continue to be registered, in the Company’s register of members.

32	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the securities.

Carrying on Business

33	The Company’s ownership of or leasehold interests in properties and conduct of business as described in the Registration Statement and Prospectus Supplement do not contravene economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order or regulation applicable to the Cayman Islands, and are not otherwise illegal or contrary to public policy in the Cayman Islands.

34	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands.

35	The Company does not and will not own land in the Cayman Islands.

Register of Writs

36	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice ofthese matters mightnotbe entered on the Register ofWrits immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Limited liability

4	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act of the Cayman Islands and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

5	In this opinion, the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Choice of law

6	Where the Proper Law of the Documents is not Cayman Islands law:

(a)	the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of the Documents to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of the Documents in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

7	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to the Documents (to the extent governed by Cayman Islands law) may not have the benefit of and may not be able to enforce its terms except to the extent that the Documents expressly provide that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (Revised));

(f)	enforcement of an obligation of a party under the Documents may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of the Documents that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in the Documents releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of the Documents to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of the Documents that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a courtmay refuse to give effect to a provision in the Documents (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a courtmay notenforce a provision ofthe Documentsto the extentthatthe transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in the Documents that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement or performance of any provision in the Documents which relates to a Relevant Interest may be prohibited or restricted if any such Relevant Interest is or becomes subject to a Restrictions Notice.

8	A court may determine in its discretion the extent of enforceability of a provision of the Documents that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

9	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

10	Where the Documents is dated “as of” a specific date, although the parties to the Documents have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under ittake effectfrom a datepriorto the date ofexecution and delivery, the Documents still comes into effect on the date it is actually executed and delivered. Rights of third parties under the Documents also take effect from the date the Documents is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

11	Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

Stamp duty

12	Cayman Islands stamp duty will be payable if the Documents is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Private Funds

13	A company, unit trust or exempted limited partnership that is a “private fund”, as such term is defined in the Private Funds Act (Revised), is prohibited from accepting capital contributions from investors in respect of investments until it is registered with the Cayman Islands Monetary Authority.

Public offering in the Cayman Islands

14	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities and accordingly the Companywillnotissueor deliver the Registration Statement or the prospectus ofthe Company in relation to the Offering from or within the Cayman Islands.

15	None of the party to the Documents have or will negotiate, prepare, execute or deliver the Documents in or from within the Cayman Islands.

Legal ownership of shares

16	Our opinion refers solely to the legal owners of the shares in the Company as disclosed in the Register of Members. We make no comment as to the underlying beneficial owners of the shares.